Exhibit O

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FOR INFORMATION PURPOSES ONLY

MPI

A french société anonyme with a share capital of 11,533,653.40 euros

Registered office: 51, rue d’Anjou – 75008 Paris

517 518 247 R.C.S. Paris

Notice of meeting

Agenda

Shareholders of MPI (the “Company”) are informed that an ordinary and extraordinary shareholders’ meeting will be held on 17 December 2015 at 10 am at Pavillon Gabriel – 5, avenue Gabriel – 75008 Paris, to deliberate on the following agenda and proposed resolutions:

I.	Agenda for the ordinary shareholders’ meeting:

1.	Exceptional distribution withdrawn from retained earnings;

II.	Agenda for the extraordinary shareholders’ meeting:

2.	Review and approval of the proposed merger of the Company into Etalissements Maurel & Prom, the resulting dissolution of the Company without liquidation, and the terms of compensation for Company’s shareholders, subject to satisfaction of the conditions precedent defined in the proposed merger agreement; and

3.	Powers to complete formalities.

Proposed resolutions

1.	Ordinary business

First resolution – Exceptional distribution withdrawn from retained earnings

In compliance with the quorum and majority conditions required to hold an ordinary general meeting and after reviewing the following:

•	the report from the board of directors;

•	the balance recorded in “retained earnings” totalling €57,360,799.55 after (i) allocation of the Company’s profit/loss for the financial year ended 31 December 2014 and (ii) the dividends distribution decided upon at the general meeting of shareholders of the Company held on 22 May 2015;

the shareholders:

1.	decided to proceed, in accordance with the terms set out in this resolution, with an exceptional distribution of €0.45 per Company share totalling approximately €51,901,440.30 based on the number of all outstanding Company shares (115,336,534 as at 15 October 2015). It is understood that any own shares held by the Company carry no rights to the distribution, and the exceptional distribution amount calculated for own shares held by the Company on the payment date will be allocated to “retained earnings”;

2.	decided to deduct the exceptional distribution amount that is the subject of this resolution from the Company’s “retained earnings”, which is equal €57,360,799.55 after (i) allocation of the Company’s profit/loss for the financial year ended 31 December 2014 and (ii) the dividend distribution decided upon at the Company general meeting of shareholders held on 22 May 2015;

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3.	decided that the ex-dividend date for the exceptional distribution will be 21 December 2015 and the payment date will be 23 December 2015;

4.	acknowledged that the distributed amount of €0.45 per share entitling its holder to the distribution will, once paid to shareholders who are natural persons domiciled for tax purposes in France, constitute income eligible for the 40% deduction provided in article 158,3-2° of the French Tax Code (Code Général des Impôts). Pursuant to article 117 quater of the French Tax Code, the amounts received in the exceptional distribution will be submitted to mandatory non-definitive withholding tax, which will be recorded as an income tax prepayment;

5.	granted all powers to the board of directors, including to delegate authority to the Chief Executive Officer (Directeur Général), for the purpose of implementing this resolution under the conditions set out above and specifically in order to:

•	record the exact number of shares entitling their holders to the distribution and thus to the corresponding amounts deducted from “retained earnings”, in accordance with the method established at the general meeting of shareholders, and;

•	implement the exceptional distribution, deduct the distributed sum to “retained earnings”; and

•	generally do whatever is necessary and take all useful steps to procure the satisfactory outcome of the transactions set out in this resolution.

2.	Extraordinary business

Second resolution – Review and approval of the merger of the Company into Etablissements Maurel & Prom, the resulting dissolution of the Company without liquidation and the terms for compensating Company shareholders, subject to satisfaction of the conditions precedent set out in the proposed merger agreement

In compliance with the quorum and majority conditions required to hold an extraordinary general meeting and after reviewing the following documents:

•	the report of the board of directors;

•	the proposed merger agreement (and schedules) (the “Merger Agreement”) concluded by way of a private instrument (acte sous seing privé) signed on 2 November 2015 by the Company and Etablissements Maurel & Prom, a French société anonyme with a share capital of €93,604,436.31, having its registered office at 51 rue d’Anjou, 75008 Paris and registered with the commercial and companies registry of Paris under number 457 202 331 (“M&P”);

•	the report on the fairness of the merger exchange ratio drawn up on 15 October 2015 by Associés en Finance, an independent expert appointed by the Company on 27 August 2015;

•	the reports issued on 2 November 2015 by Mr Olivier Péronnet and Mr Jacques Potdevin, the Merger Auditors appointed by order of the presiding judge of Paris Commercial Court on 1 September 2015, on (i) the conditions for the merger and (ii) the value of the contributions in kind; and

•	the merger document registered by the French markets authority, the Autorité des marchés financiers;

the shareholders:

1.	approved, in full, the Merger Agreement pursuant to which the Company is to merge into and transfer all of its assets and liabilities to M&P (the “Merger”), including:

•	the valuation, based on the actual value of the Company’s financial statements as at 31 December 2014, of (i) the transferred assets at €449,926,032, i.e., assets of €366,869.014 restated in light of the dividends distributed to the Company’s shareholders and the exceptional distribution that is the subject of the first resolution submitted to this general meeting of shareholders, and of (ii) the transferred liabilities of €13,119,425, resulting in a net asset amount to be transferred of €353,749,589;

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•	the consideration for the assets transferred pursuant to the Merger using an exchange ratio of 1 M&P share for 1.75 Company share, namely, 4 M&P shares for 7 Company shares;

•	the determination of the completion date of the Merger, namely, (i) on 23 December 2015 at 11:59 pm if the last of the Conditions Precedents set forth in article 3.1 of the Merger Agreement (the “Conditions Precedent”) is satisfied before 23 December 2015 at 11:59 pm or, if the last Condition Precedent is not satisfied before 23 December 2015 at 11:59 pm, (ii) at 11:59 pm on the date the last Condition Precedent is satisfied (the “Completion Date”); and

•	the decision for the Merger to take retroactive effect for tax and accounting purposes on 1 January of the Company financial year during which the Merger is completed, such that all profits or losses generated by transactions carried out by the Company from 1 January of its financial year during which the Merger is completed and until the Completion Date will be deemed to have been generated by M&P and will be deemed to have been achieved by the M&P as from 1 January of the Company’s financial year during which the Merger is completed.

Failing the satisfaction of the Conditions Precedent by 29 February 2016 (inclusive) at the latest, the Merger Agreement and this resolution will lapse.

2.	ascertained, pursuant to the provisions of article L. 236-3 of the French Commercial Code, that the 4,676,989 own shares held by the Company would not be exchanged and thus recorded that, as consideration for the net assets transferred by the Company to M&P, M&P would issue new shares on the Completion Date, increasing the share capital by €48,690,200.02 by creating 63,234,026 new M&P shares with a par value of €0.77 each, to be allocated to Company shareholders, thereby raising the share capital of M&P from €93,604,436.31 to € 142,294,636.33.

The new M&P shares created for the purposes of the Merger (i) will be paid up in full, free of all security interests, rank equally with outstanding shares and be submitted to all provisions of the articles of association and (ii) bear current dividend rights and entitle their holders to all dividends, interim dividends or distributions from reserve accounts that may be decided after the issue date.

A request for a listing of the new shares issued by M&P on the regulated market of Euronext Paris will be made at the earliest opportunity following the issue date, under the same identification number as the existing shares making up the share capital of M&P (ISIN code FR0000051070).

The new M&P shares will include double voting rights where issued in consideration for Company shares carrying this right on the Completion Date in so far as the Merger will not interrupt the period for which registered Company shares have been held by the same person.

3.	acknowledged that where Company’s shareholders do not hold a sufficient number of MPI shares to obtain a whole number of M&P shares at the exchange ratio agreed for the Merger, those Company’s shareholders will be responsible for purchasing or selling the appropriate number of fractional shares.

However, if, on the Completion Date, a given Company’s shareholder does not hold a sufficient number of Company shares to obtain a whole number of M&P shares at the exchange ratio agreed for the Merger, the rules set forth in articles L. 228-6-1 and R. 228-12 of the French Commercial Code will apply.

4.

ascertained that the difference between (i) the value of the net assets of the Company to be transferred to M&P as part of the Merger, namely, €353,749,589, and (ii) the total par value of the new M&P shares issued in consideration for the net assets transferred by the Company to M&P, namely €48,690,200.02, constitutes a merger premium totalling €305,059,388.98 (it being understood that in M&P financial statements, the merger premium will be credited to the “merger premium” account to which all existing and future shareholders of M&P hold rights),

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and approved the provisions of the Merger Agreement pertaining to the allocation of said merger premium, including the proposal for allocating the merger premium to be submitted to the M&P general meeting convened to approve the proposed Merger.

5.	acknowledged that M&P would replace the Company as at the Completion Date with respect to all the Company’s rights and obligations and in particular:

•	the substitution of M&P for the Company with respect to all obligations resulting from the commitments made by the Company regarding the beneficiary of the 45,000 free Company shares in the lock-up period on the Completion Date, such that the rights held by the beneficiary of the free allocation of Company shares will transfer to M&P shares in keeping with the terms of the Merger Agreement and based on the exchange ratio agreed for the Merger; and

•	the substitution of the M&P for the Company with respect to all obligations resulting from the commitments made by the Company regarding the beneficiaries of preferential shares in the Company allocated free of charge, in the process of vesting as at the Completion Date, and that may be converted into a maximum of 75,000 Company shares, in keeping with the terms of the Merger Agreement and based on the exchange ratio agreed for the Merger.

6.	ascertained that in accordance with article L. 236 of the French Commercial Code, completion of the Merger will trigger, as at the Completion Date, the dissolution of the Company without liquidation and transfer of all its assets and liabilities to M&P.

The shareholders at the general meeting granted all powers (i) to the board of directors, with delegating authority, in accordance with the conditions set out in statutory and regulatory provisions, and/or, as may be, (ii) to the M&P board of directors and its Chief Executive Officer, to carry through with final completion of the Merger and therefore:

•	to restate the assets transferred by the Company to M&P as necessary and in any format, to draw up any confirming, supplementary or corrective instruments that may be necessary, carry out any formalities to facilitate the transfer of Company assets and liabilities to M&P;

•	to ascertain the satisfaction of Conditions Precedent;

•	to sign the compliance statement referred to at article L. 236-6 of the French Commercial Code;

•	to complete any formalities, submit any statements to the relevant government offices and any and all notices to any other party; in the event difficulties arise, to initiate or follow up on any proceedings; and

•	generally speaking, to sign any and all instruments and documents, choose address for service, delegate some or all powers granted or change the beneficiaries thereof, and do whatever is useful and necessary in service of final completion of the Merger.

Third resolution – Powers to complete formalities

The shareholders granted all powers to the bearer of an original, copy, or extract of the minutes to this meeting for the purpose of carrying out all registration, filing and other formalities that may be necessary.

A. Preliminary formalities for attending the shareholders’ meeting. – All shareholders are entitled to attend the shareholders’ meeting regardless of the number of shares they own and whether those shares are bearer or registered shares.

Only those shareholders who can prove their status by the registration of their shares in their name or in the name of the intermediary registered on their behalf pursuant to subparagraph 7 of article L. 228-1 of the French Commercial Code at least two business days prior to the shareholders’ meeting, i.e., by 00:00, Paris time, on Tuesday 15 December 2015 at the latest, either in the registered share accounts kept for the Company by its agent CACEIS Corporate Trust or in the bearer share accounts kept by the authorised intermediary, will be permitted to take part in the shareholders’ meeting.

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The registration or recording of the shares in bearer share accounts kept by an authorised intermediary must be established by a statement of ownership (certificat de participation) issued by the intermediary, to be enclosed with the postal voting form, proxy form or request for an admission card (carte d’admission) prepared in the name of the shareholder or on behalf of the shareholder if represented by a registered intermediary.

Shareholders wishing to attend the meeting in person and who have not received their admission card two business days prior to the meeting (i.e., by 00:00, Paris time, on Tuesday 15 December 2015) must also obtain a statement of ownership.

B.	Attendance of the shareholders’ meeting. – Shareholders wishing to attend the shareholders’ meeting may choose from among the three following options:

1) to attend the shareholders’ meeting in person;

2) to grant a proxy to the meeting chairman, another shareholder, their spouse or partner in a pacte civil de solidarité or to any other individual or legal entity of their choice in accordance with the conditions set forth in article L. 225-106 I of the French Commercial Code;

3) to vote by post.

Where a shareholder has already requested an admission card or statement of ownership, submitted a proxy form or voted by post, that shareholder may not then choose another method of attending the meeting.

•	Voting by proxy or by post: registered shareholders (with the Company or through an intermediary) will automatically receive their proxy and postal voting forms by post. Bearer shareholders must request the forms from CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, it being understood that their requests must be received by CACEIS Corporate Trust at least six days before the shareholders’ meeting, i.e., on Friday 11 December 2015.

If voting by proxy, shareholders must send their completed and signed proxy voting form to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, stating their last name, first name and address, together with the information concerning their proxy (or a statement to the effect that proxy is granted to the meeting chairman). Proxies may be revoked under the same conditions. Proxies may also be granted or revoked by email under the conditions set forth below.

Only proxy forms (granting or revoking a proxy) that have been completed and signed and received by CACEIS Corporate Trust at least three days before the meeting date, i.e., by 00:00, Paris time, on Monday 14 December 2015, will be taken into account (save where submitted by email – see below).

Where voting by post, shareholders must send their completed and signed form to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9 at least three days before the meeting date, i.e., by 00:00, Paris time, on Monday 14 December 2015.

For holders of bearer shares, proxy or postal voting forms will only be taken into account where accompanied by the statement of ownership mentioned above in paragraph A.

•	Voting and appointing/revoking proxies by email: pursuant to the provisions of article R. 225-79 of the French Commercial Code, shareholders may also grant and revoke proxies by email, in accordance with the following conditions:

•	for holders of registered shares: by sending an email bearing an electronic signature obtained from a third party certification authority with the applicable legal and regulatory accreditations to the following email address: ct-mandataires-assemblees@caceis.com, stating their last name, first name, address and CACEIS Corporate Trust identifier for shareholders registered with the Company (information available on the top left of their account statement) or the identifier issued by their financial intermediary for shareholders registered through an intermediary, together with the last and first names of the proxy to be appointed or dismissed;

•	for holders of bearer shares: by sending an email bearing an electronic signature obtained from a third party certification authority with the applicable legal and regulatory accreditations to the following email address: ct-mandataires-assemblees@caceis.com, stating their last name, first name, address and full bank details, together with the last and first names of the proxy to be appointed or dismissed, and subsequently asking the financial intermediary that manages their account to send confirmation in writing (by post or by fax) to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, fax: 01 49 08 05 82.

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Forms granting or revoking proxies and sent by email will only be taken into account if received by CACEIS Corporate Trust on the day before the meeting at the latest, i.e., by 3:00 pm, Paris time, on Wednesday 16 December 2015.

No requests or notifications concerning any matter other than the appointment or dismissal of a proxy may be sent to the above email address; any other requests or notifications will not be taken into account and/or processed.

Please note that for any proxy forms submitted without identifying a specific proxy, the meeting chairman will enter a vote in favour of adopting the proposed resolutions submitted or approved by the board of directors and against all other proposed resolutions. Should shareholders wish to enter any other vote, they will need to select a proxy who agrees to follow their voting instructions.

It will not be possible for shareholders to vote electronically at this meeting and no dedicated website within the meaning of article R. 225-61 of the French Commercial Code will be set up for this purpose.

•	Transfers of shares: shareholders who have already voted by post, sent a proxy form or requested an admission card or statement of ownership are entitled to transfer all or part of their shares at the time of their choosing. Nevertheless, should the transfer take place before the second business day preceding the general meeting, namely, before 00:00, Paris time, on Tuesday 15 December 2015, the Company will invalidate or amend the postal vote, proxy, admission card or statement of ownership, as applicable. For this purpose, the authorised intermediary holding the shareholder’s account will notify the Company or its agent (CACEIS Corporate Trust) of the transfer and provide all necessary information.

Any share transfers carried out after the second business day preceding the meeting, i.e., after 00:00, Paris time, on Tuesday 15 December 2015, regardless of the method used, will not be notified to the Company by the authorised intermediary or taken into account by the Company, notwithstanding any agreements to the contrary.

C. Shareholder information rights. — All documents and information relating to the meeting will be made available to the shareholders under the applicable legal and regulatory conditions at the Company’s registered office, at 51 rue d’Anjou – 75008 Paris, or by request from CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les Moulineaux Cedex 9 – fax: 01.49.08.05.82.

The board of directors report setting out the grounds for the resolutions proposed herein will be made available to the shareholders via the Company’s website (http://www.mpienergy.com) at the same time as this notice.

In addition, the documents listed in article R. 225-73-1 of the French Commercial Code will be available on the Company’s website (http://www.mpienergy.com) at least twenty one days prior to the meeting, i.e., before Thursday 26 November 2015.

D. Questions in writing and requests for items or proposals for resolutions to be included on the meeting agenda. — Pursuant to the applicable laws and regulations, the shareholders are entitled to submit questions in writing to the board of directors. Their questions must be submitted to the Company by letter sent by registered post with confirmation of receipt to MPI, 51, rue d’Anjou – 75008 Paris, or by email to assemble.mpi-questions-ecrites@mpienergy.com no later than four business days prior to the meeting date, namely, before Friday 11 December 2015. All questions must be accompanied by a shareholding certificate (attestation d’inscription en compte) to be taken into account.

The following email address may only be used for questions submitted in writing: assemble.mpi-questions-ecrites@mpienergy.com; any other requests or notifications concerning any other matter will not be taken into account and/or processed.

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Pursuant to the applicable regulations, the Company may provide a combined response to written questions if they concern the same subject. Answers to written questions may be published directly on the Company’s website (http://www.mpienergy.com).

Shareholders meeting the conditions set forth by law and the regulations may request that items or proposals for resolutions be included on the meeting agenda. Requests must be submitted (i) to the registered office of the Company – 51, rue d’Anjou – 75008 Paris, by letter sent by registered post with confirmation of receipt or (ii) by email to the following address inscription.projets-resolutions@mpienergy.com and be received at the latest the twenty-fifth day preceding the general meeting, in accordance with the provisions of article R. 225-73 of the French Commercial Code, i.e., by Monday 23 November 2015 at the latest.

The following email address may only be used for requests to add items or proposals for resolutions to the meeting agenda: inscription.projets-resolutions@mpienergy.com; any other requests or notifications concerning any other matter will not be taken into account and/or processed.

Reasons must be provided for all requests to include items on the meeting agenda. Draft resolutions and, if necessary, an overview of the applicable grounds therefor must be provided for all requests to add proposals for resolutions to the agenda.

Where the proposed resolution concerns the nomination of a potential new member of the board of directors, the request must include the information required by the applicable regulations: last name, first name and age of the person, references and professional activity over the last five years, including all offices held at other companies. As applicable, details of positions or offices held by the person within the Company and the number of Company shares owned or held should also be provided.

Shareholders making requests to include items or proposals for resolutions on the agenda must provide evidence that they hold or represent a minimum fraction of the Company’s share capital, as required by the applicable laws and regulations, on the date of their request through shares registered with the Company or its agent CACEIS Corporate Trust or bearer shares held by an authorised banking or financial intermediary. All such requests must be accompanied by a shareholding certificate. Only those items or proposals for resolutions for which the relevant shareholder has submitted new proof of shareholder status under the above-mentioned conditions at the latest the second business day preceding the meeting, i.e. by 00:00, Paris time, on Tuesday 15 December 2015 will be examined.

This notice of meeting will be followed by a second notice showing any changes to the agenda further to any requests submitted by shareholders to add items or proposals for resolutions thereto.

The Board of Directors

ENGLISH LANGUAGE TRANSLATION

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This document is a free English translation of the draft agreement on the merger of the Company into M&P. This translation has been prepared solely for the information and convenience of the shareholders of the Company and M&P and other readers. No assurances are given as to the accuracy or completeness of this translation and the Company and M&P assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of the draft merger agreement, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of M&P or the Company. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from M&P’s website (www.maureletprom.fr) or the Company’s website (www.mpienergy.fr).